RED OAK PARTNERS, LLC

654 Broadway, Suite 5 | New York, New York 10012

 Telephone (212) 614-8952 | Facsimile (646) 390-6784

February 23, 2010

CLST Holdings, Inc.

17304 Preston Road, Suite 420

Dallas, Texas 75252

Attention: Robert A. Kaiser

Re:

Director Nominations

Dear Mr. Kaiser / Corporate Secretary:

We are sending you this notice that we intend to nominate two directors for election to the Company’s board of directors at the upcoming annual meeting now scheduled for March 23, 2010 – Matt Behrent to be nominated for election for the Director class which expired in 2008 and David Sandberg to be nominated for election for the Director class expiring in 2009. We intend to deliver a proxy statement and form of proxy to holders of at least the percentage of the Common Stock required under applicable law to elect our nominees.

In accordance with requirements under Article 9 (C) of the Company’s Certificate of Incorporation filed with the state of Delaware, enclosed is the required information for such nominations:

Stockholder who intends to make the nominations:

The Red Oak Fund, L.P.

Address:

654 Broadway, Suite 5, New York, NY 10012

The Red Oak Fund, L.P. (“RO Fund”) is the registered holder at the above address of 1,000 shares [represented by certificate  No._C5020] of common stock of CLST Holdings, Inc. (“CLST” or the “Company”), a Delaware corporation.  The RO Fund also beneficially owns 3,341,106 shares of the common stock of SMTC.  One of our previous stockholder nominating letters dated March 19th, 2009, included Attachments as Exhibit A of true and correct copies of (i) Schedule 13D filing dated February 18, 2009 and (ii) an amendment dated March 3, 2009 to the Schedule 13D serving as documentary evidence of RO Fund’s current ownership interests.  We refer you to those again as they have not changed, as well as to the certificate number referenced above.  Red Oak Partners, LLC (“RO Partners”) is the general partner of RO Fund, and David Sandberg is the managing member of RO Partners, such that RO Partners, the RO Fund, and David Sandberg have shared power to vote or direct the vote of, or to dispose or direct the disposition of the 3,341,106 shares of common stock held by RO Fund.  RO Fund intends to appear in person through its representatives or by proxy at the meeting to nominate the persons specified in this notice.

Information on each Nominee:

Matthew Behrent, age 39

Business Address:

Suite 1201, 11 E. 44th Street, New York, NY 10017

Residence Address:

19 Pierrepont St. #3, Brooklyn, NY 11201

Executive Vice President, Corporate Development and Legal Counsel with EDCI Holdings, Inc.

David Sandberg, age 37

Business Address:

654 Broadway, Suite 5, New York, NY 10012

Residence Address:

121 Hillair Circle, White Plains, NY 10605

Managing Member and Portfolio Manager, Red Oak Partners, LLC

RO Partners manages the investments of, and has the authority to make investment decisions on behalf of Bear Market Opportunity Fund, L.P.  White Peaks Holdings LLC, and Red Oak Partners, LLC are both managers of Pinnacle Partners, LLC, the general partner of Pinnacle Fund, LLLP.  White Peaks Holdings, LLC and Red Oak Partners LLC are both managers of Pinnacle Capital, LLC, the investment advisor of Pinnacle Fund, LLLP.  Red Oak Partners, LLC, as manager of the Pinnacle Capital, LLC, has authority to make investment decisions on behalf of Pinnacle Fund, LLLP.  David Sandberg, RO Partners, RO Fund, Bear Market Opportunity Fund, L.P., Pinnacle Partners, LLC and Pinnacle Fund, LLLP collectively filed a Schedule 13D dated February 18, 2009, including an amendment thereto dated March 3, 2009 and an amendment thereto dated September 14, 2009, reporting their beneficial ownership of CLST stock.  Attached as Exhibit A to our initial nominating letter dated March 19, 2009, were true and correct copies of that Schedule 13D and amendment, serving as documentary evidence of the current ownership interests of David Sandberg, RO Partners, RO Fund, Bear Market Opportunities Fund, L.P., Pinnacle Partners, LLC and Pinnacle Fund, LLLP, and we refer you to that copy and filing again.

Other than the shares beneficially owned by Pinnacle Fund, LLLP, none of Pinnacle Capital, LLC, Pinnacle Partners, LLC or White Peak Holdings LLC owns any CLST securities.

None of the proposed nominees has during the past five years (1) filed a petition under federal bankruptcy laws or any state insolvency law, (2) been convicted in a criminal proceeding or been a named subject of a criminal proceeding (excluding traffic violations and other minor offices), (3) been found by any court or competent jurisdiction to have violated any federal or state securities law or federal commodities law, or (4) been the subject of any order, judgment or decree limiting him from engaging in any type of business practice or in any activity in connection with the purchase or sale of any security or commodity.

Attached as Exhibit B is a description of the principal occupation or employment of each nominee during the past five years.  Also attached as Exhibit C is the consent of each nominee to serve as a director if so elected. Our representative will appear in person at the meeting to nominate our nominees.

Kind Regards,

THE RED OAK FUND, L.P.

By:   RED OAK PARTNERS LLC,

         its general partner

By:

______________________________

David Sandberg, Managing Member

EXHIBIT B

DIRECTOR NOMINEE BIOGRAPHIES

MATTHEW K. BEHRENT, 39, is Executive Vice President, Corporate Development and Legal Counsel with EDCI Holdings, Inc.  Mr. Behrent has twelve years of experience in corporate development, investment banking and corporate law with firms including Credit Suisse First Boston, Cleary Gottlieb Steen & Hamilton, Revolution Partners and Pillsbury Madison & Sutro. Mr. Behrent received his J.D. from Stanford Law School in 1997 and his B.A. in Political Science and Political Theory from Hampshire College in 1992. He presently serves on the Board of Tengasco, Inc.

DAVID SANDBERG is a managing member, founder, and portfolio manager of Red Oak Partners, LLC, a NY-based hedge fund, since its March 2003 inception.  Previously, Mr. Sandberg co-managed JH Whitney & Co’s Green River Fund from 1998-2002.  Mr. Sandberg received a BA in Economics and a BS in Industrial Management from Carnegie Mellon University.

EXHIBIT C

CONSENTS OF NOMINEES

(see attached)

From: David Sandberg
Sent: Monday, February 22, 2010 4:41 PM
To: David Sandberg
Subject: director nomination

I hereby consent to being nominated and serving as a director of clst holdings, inc, if so elected.

David Sandberg

David Sandberg
Portfolio Manager
Red Oak Partners, LLC
dsandberg@redoakpartners.com
(212) 614-8952 direct
(646) 773-6277 cell
(646) 390-6784 fax
654 Broadway, Suite 5
New York , NY 10012

From: Behrent, Matt [mailto:Matt.Behrent@edcih.com]
Sent: Monday, February 22, 2010 4:52 PM
To: David Sandberg
Subject: CLST Holdings, Inc. - Nomination as Director

February 22, 2010

David,

I consent to being nominated as a director of CLST Holdings, Inc. and serving as a director of CLST Holdings, Inc., if so elected.

Matthew K. Behrent

646 209 7367